(d)(3)(E)(i)

May 1, 2018

Voya Investors Trust

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, Arizona  85258

Re:                             Money Market Fund Expense Limitation Agreement for Voya Government Liquid Assets Portfolio (formerly, Voya Liquid Assets Portfolio)

Ladies and Gentlemen:

In accordance with the Money Market Fund Expense Limitation Agreement among Voya Investments, LLC (the “Investment Manager”), Voya Investments Distributor, LLC (the “Distributor”), and Voya Investors Trust (the “Registrant”), dated May 1, 2017 (the “Voya Investors Trust”), the Distributor and the Investment Manager have contractually agreed to waive a portion of their distribution and/or shareholder servicing fees and management fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero.

By our execution of this letter agreement, intending to be legally bound hereby, the Distributor and the Investment Manager agree, from May 1, 2018 through May 1, 2019, to waive a portion of their distribution and/or shareholder servicing fees and management fees, as applicable, and to reimburse certain expenses of the Registrant to the extent necessary to assist the Registrant in maintaining a yield of not less than zero.  Upon your acceptance, the Money Market Fund Expense Limitation Agreement will be modified to give effect to the foregoing by amending the Schedule A of the Money Market Fund Expense Limitation Agreement.  The Amended Schedule A is attached hereto.

Notwithstanding the foregoing, termination or modification of this letter agreement requires approval by the Board of Trustees of the Registrant.

REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

Please indicate your agreement to this term extension by executing below in the place indicated.  This letter agreement shall terminate upon termination of the Money Market Fund Expense Limitation Agreement.

Voya Investments, LLC

		By:	/s/ Todd Modic
Todd Modic
Senior Vice President

Voya Investments Distributor, LLC

		By:	/s/ Robert P. Terris
Robert P. Terris
Vice President

Agreed and Accepted:
Voya Investors Trust

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President

AMENDED SCHEDULE A

to the

MONEY MARKET FUND EXPENSE LIMITATION AGREEMENT

VOYA INVESTORS TRUST

OPERATING EXPENSE LIMITS

Name of Fund	Expiration of Term of Money Market Fund Expense Limitation Agreement
Voya Government Liquid Assets Portfolio (formerly, Voya Liquid Assets Portfolio)	Term Expires May 1, 2019

/s/ HE
HE

Effective Date: May 1, 2018